UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 26, 2014

CARRIZO OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Dallas Street, Suite 2300

Houston, Texas 77002

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (713) 328-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 22, 2014, the Board of Directors of Carrizo Oil & Gas, Inc. (the “Company”) appointed Mr. Gregory F. Conaway, age 39, as Vice President and Chief Accounting Officer of the Company. Mr. Conaway had served as the Company’s Controller – Financial Reporting since May 2012. Prior to that time he served as the Company’s Assistant Controller – Financial Reporting from July 2011 to April 2012. Mr. Conaway will serve as the Principal Accounting Officer of the Company and lead the Company’s financial accounting and reporting efforts.

Mr. David L. Pitts served as the Company’s Principal Accounting Officer prior to Mr. Conaway’s appointment and remains the Company’s Vice President, Chief Financial Officer, and Treasurer. Mr. Pitts also serves as the Company’s Principal Financial Officer.

Mr. Conaway is a Certified Public Accountant. In addition to his experience with the Company, Mr. Conaway has over 13 years of “Big Four” public accounting experience, serving a number of oil & gas industry clients, comprised of (A) nine years with Ernst & Young LLP (2002 to 2011), serving most recently as senior audit manager (2005 to 2011), and (B) four years with Arthur Andersen (1998 to 2002). Mr. Conaway is originally from Westbrook, Texas and graduated with Masters of Business Administration and Bachelor of Business Administration degrees from Angelo State University in San Angelo, Texas.

Mr. Conaway and the Company are parties to an employment agreement dated July 11, 2011. The employment agreement has an initial one-year term; provided that at the date of the agreement and on every day thereafter, the term of the employment agreement is automatically extended for one day, such that the remaining term of the agreement shall never be less than one year until an event (as described in the agreement) occurs that gives rise to Mr. Conaway’s termination of employment.

Under the agreement, both the Company and Mr. Conaway may terminate Mr. Conaway’s employment at any time. Upon termination of Mr. Conaway’s employment on account of disability or, following a change of control, by the Company for any reason (except under certain limited circumstances defined as “for cause” in the agreement) or by Mr. Conaway for good reason (as defined in the agreement), or if Mr. Conaway’s employment is terminated for any reason (including by reason of death) during the 30-day period immediately following elapse of one year after any change of control (“window period”), then Mr. Conaway will generally be entitled to (1) an immediate lump sum cash payment equal to 97% (145% if termination occurs after a change of control) of his annual base salary, (2) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to 50% of Mr. Conaway’s annual base salary prorated based on the number of days in the fiscal year in which he was employed (unless his employment is terminated as a result of disability or after the date a change of control occurs, in either of which cases the lump sum is not prorated), (3) in lieu of continued participation in the Company’s welfare benefit plans, practices, programs and policies (other than the Company’s medical and dental plans) for the remaining employment period (as defined in the employment agreement), an immediate lump sum cash payment equal to 3% of Mr. Conaway’s annual base salary, (4) continued medical and dental benefits coverage for Mr. Conaway and his dependents for one year following his termination of employment, and (5) the immediate vesting of any stock option, restricted stock award or other equity-based award and performance award previously granted to Mr. Conaway and outstanding as of the time immediately prior to the date of his termination and an extension of the period of exercisability of any such awards until the earlier of (A) one year following his date of termination or (B) the date such awards would have lapsed had Mr. Conaway remained employed for the remaining term.

The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement. The employment agreement is not being filed herewith, but will be filed on a future date as an exhibit to the Company’s Annual Report on Form 10-K.

Item 8.01	Other Events

On September 24, 2014 an unfavorable jury verdict was delivered against the Company in a case entitled Barrow-Shaver Resources Company v. Carrizo Oil & Gas, Inc. in the amount of $27.7 million. It is expected that plaintiff will also seek interest and attorney’s fees. The Company strongly disagrees with the verdict, believes that the plaintiffs’ claims are without merit, and intends to file post-trial motions in the trial court. If necessary, the Company intends to appeal the judgment to the Twelfth Court of Appeals at Tyler, Texas and ultimately the Texas Supreme Court. In the event the Company’s post-trial motions are denied and judgment is ultimately entered, any payment of damages per the judgment will be superseded by posting a bond in an amount not to exceed $25.0 million pending resolution of the appeals process (which could take an extended period of time).

The case was filed September 19, 2012 in the 7th Judicial District Court of Smith County, Texas and arises from an agreement between the plaintiff and the Company whereby the plaintiff could earn an assignment of certain of the Company’s leasehold interests in Archer and Baylor Counties, Texas for each commercially productive oil and gas well drilled by the plaintiff on acreage covered by the agreement. The agreement contained a provision that the plaintiff had to obtain the Company’s written consent to any assignment of rights provided by such agreement. The plaintiff subsequently entered into a purchase and sale agreement with a third-party purchaser allowing the third-party purchaser to purchase rights in approximately 62,000 leasehold acres, including the rights under the agreement with the Company, for approximately $27.7 million. The plaintiff requested the Company’s consent to make the assignment to the third-party purchaser and the Company refused. The plaintiff alleged that, as a result of the Company’s refusal, the third-party purchaser terminated such purchase and sale agreement. The plaintiff sought damages for breach of contract, tortious interference with existing contract and other grounds in an amount not to exceed $35.0 million plus exemplary damages and attorney’s fees.

In the second quarter of 2014, we were fined $114,000 by the Pennsylvania Department of Environmental Protection (“DEP”) for a well control incident that occurred on March 13, 2013, during the hydraulic fracturing of the Yarasavage 1H well. At the request of the DEP, we have made several site security and technical improvements, including changes to the frac tree configuration and operational practices that would allow for more monitoring and checks during a hydraulic fracturing operation. As of September 2014, we have paid the penalty and completed remediation at the site with oversight from the DEP’s Environmental Cleanup program. We continue to monitor the site with periodic groundwater sampling. We believe that all corrective actions recommended by the DEP have been implemented and do not anticipate any further enforcement action or claims regarding the Yarasavage well control incident.

Statements in this report that are not historical facts, including but not limited to those relating to the Company’s post-trial intentions and any appeal of the verdict, further enforcement actions or claims and other statements that are not historical facts, are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include actions by governmental authorities and other third parties, regulatory actions, environmental risks, results of operations, court rulings, actions by plaintiffs, and other risks described in the Company’s Form 10-K for the year ended December 31, 2013 and its other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update forward-looking information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIZO OIL & GAS, INC.

By:	/s/ David L. Pitts
Name:	David L. Pitts
Title:	Vice President and Chief Financial Officer

Date: September 26, 2014